EXHIBIT NO. 99.2(b)

                       Certificate of Assistant Secretary



The undersigned, being the Assistant Secretary of MFS Institutional Trust, a Massachusetts business trust (the "Trust"), hereby certifies that the following is a copy of the vote, adopted by the Board of Trustees of the Trust on February 11, 1993, and that such vote remains in full force and effect on the date hereof:

VOTED: That Section 4 of Article III of the By-Laws of the Trust be, and it hereby is, amended to include the following sentence:

          The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.


IN WITNESS WHEREOF, I have hereunder set my hand this 14th day of October 1993.



                                           JAMES R. BORDEWICK, JR.
                                           James R. Bordewick, Jr.
                                           Assistant Secretary